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                               Taurus Global, LLC
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                                 EXHIBIT 10.59


January 8, 2002

Mr. Richard Wade
President
Vertical Computer Systems, Inc.
6300 Wilshire Boulevard, Suite 1430
Los Angeles, CA 90048

Re:  Extension of Consulting Agreement

Dear Richard,

This is to confirm our agreement to extend the Consulting Agreement between us dated July 11, 2001 ("Agreement") for an additional 6 month term, commencing as of today's date. All terms of the agreement are hereby incorporated and modified only to the extent as set forth below.

         1. Compensation shall be $12,300 per month paid quarterly in advance. At the option of VCSY, this fee may be payable in shares of S8 common stock of the company valued at 95% of the average closing price for the 3 trading days prior to issuance (the "S8 Shares"). Additionally, VCSY shall issue Consultant 100,000 warrants on the same terms and conditions as in the Agreement.

         2. To the extent that the sale of the above stock compensation during the term of the extension results in greater than a 20% profit or loss than the above monthly fee, VCSY shall recapture the excess profit or loss and the adjusted payment shall be made by the appropriate party at the end of the extension period. VCSY's payment, if any, may be made in S8 Shares at VCSY's option. If the Consultant has not sold the stock as of the end of the extension period, that stock will be deemed sold as of that date. Consultant will not sell any stock during the initial 45 days of this Agreement and Consultant will sell all of the S8 Shares in an orderly and non-disruptive manner. If, during the course of the sale of S8 Shares, Consultant has reached a 20% profit above the total fees due for the current quarter, Consultant shall return any excess S8 Shares to VCSY. In the event that VCSY issues Consultant stock pursuant to an S8 registration, Consultant agrees that VCSY shall have the right to buy back those S8 Shares that have not been sold at the same price that those S8 Shares were originally issued upon payment of any outstanding amounts of consulting fees that have accrued. Consultant shall report to VCSY the results of the sale of the S8 Shares, if any, during the extended term with supporting documentation.




            6300 Wilshire Blvd., Suite 1430, | Los Angeles, Ca 91436
                   | Ph. (323) 658-4211 | Fax (323) 655-1920
                       Email: scalamandre@theusbridge.com

                              New York |Los Angeles

         3. VCSY may obtain through Consultant the services of Gary Flicker for design and implementation of appropriate financial systems and personnel for $10,000, payable in S8 stock at VCSY's option. Terms of payment and scope of services shall be agreed at the time of initiation of services.

Looking forward to assisting you in realizing the full potential of VCSY.

Vertical Computer Systems, Inc.                  Taurus Global, LLC



By:                                              By:
   --------------------------                       ----------------------------
Richard Wade                                        Franco Scalamandre
President                                           Manager